Exhibit 5.1

HUNTON & WILLIAMS LLP 2200 PENNSYLVANIA AVENUE, NW WASHINGTON, DC 20037 TEL 202 ● 955 ● 1500 FAX 202 ● 861 ● 3665

FILE NO: 23797.002072

April 20, 2016

Lowe’s Companies, Inc.

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

Lowe’s Companies, Inc.

$250,000,000 Floating Rate Notes due 2019

$350,000,000 1.15% Notes due 2019

$1,350,000,000 2.50% Notes due 2026

$1,350,000,000 3.70% Notes due 2046

Ladies and Gentlemen:

We have acted as special counsel for Lowe’s Companies, Inc. (the “Company”), a North Carolina corporation, in connection with Company’s offering and sale of $250,000,000 aggregate principal amount of its Floating Rate Notes due 2019 (the “Floating Rate Notes”), $350,000,000 aggregate principal amount of its 1.15% Notes due 2019 (the “2019 Fixed Rate Notes”), $1,350,000,000 aggregate principal amount of its 2.50% Notes due 2026 (the “2026 Fixed Rate Notes”) and $1,350,000,000 aggregate principal amount of its 3.70% Notes due 2046 (the “2046 Fixed Rate Notes,” and together with the Floating Rate Notes, the 2019 Fixed Rate Notes and the 2026 Fixed Rate Notes, the “Securities”).

The Securities were offered and sold as described in the prospectus, dated August 24, 2015 (the “Base Prospectus”), contained in the Company’s Registration Statement on Form S-3 (File Number: 333-206537) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on August 24, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the preliminary prospectus supplement and the final prospectus supplement, each dated April 11, 2016 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (collectively, the “Prospectus Supplement”). The Securities have been issued pursuant to the terms of the Amended and Restated Indenture, dated as of December 1, 1995, as supplemented by a Thirteenth Supplemental Indenture, dated April 20, 2016 (the “Indenture”), by and between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In arriving at the opinion expressed below, we have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

Lowe’s Companies, Inc.

April 20, 2016

officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including: (i) the Registration Statement, the Base Prospectus and the Prospectus Supplement, including the documents incorporated therein by reference; (ii) the Indenture; (iii) copies of the global notes representing the Securities; (iv) the Company’s Restated Charter; (v) the Company’s Bylaws; (vi) a copy of the resolutions of the Company’s Board of Directors adopted on August 21, 2015 authorizing the filing of the Registration Statement; (vii) a copy of the resolutions of the Company’s Board of Directors (the “Board”) adopted on January 29, 2016, approving the creation of a special committee of the Board (the “Pricing Committee”) having all of the power and authority of the Board in connection with any offering or offerings or issuance or issuances of securities; (viii) a copy of the resolutions of the Pricing Committee adopted on April 11, 2016 authorizing the issuance and sale of the Securities; and (ix) the Underwriting Agreement, dated April 11, 2016 (the “Underwriting Agreement”), by and among the Company and Wells Fargo Securities, LLC, Goldman, Sachs & Co. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We are opining herein as to the internal laws of the State of New York and the State of North Carolina, and we express no opinion with respect to the applicability thereto, or the affect thereon, of the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing and in good standing under the laws of the State of North Carolina, with corporate power and authority to issue the Securities in accordance with and subject to their terms and the terms of the Indenture.

2. The Securities are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the qualification that the validity and enforceability of the Company’s obligations under the Indenture and the Securities may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization,

Lowe’s Companies, Inc.

April 20, 2016

moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and except to the extent that enforcement thereof is contrary to public policy regarding the exculpation of criminal violations, intentional harm, acts of gross negligence or recklessness or violations of securities laws and regulations.

We hereby consent to the filing of this opinion letter of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion letter is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion letter is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours

/s/ Hunton & Williams LLP